Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
B Communications Ltd. (formerly 012 Smile.Communications Ltd.) :

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-150173) of B Communications Ltd. (formerly 012 Smile.Communications Ltd.) (the “Company”) of our report dated June 30, 2010, with respect to the consolidated statements of financial position of the Company and its subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 20-F of the Company.

/s/ Somekh Chaikin Somekh Chaikin Certified Public Accountants (Israel) A member firm of KPMG International

Tel Aviv, Israel
June 30, 2010